JOINT VENTURE AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of this March 29, 2005 (the “Effective Date”), by and between ESPRE Solutions Inc., having offices at 5700 West Plano Parkway, Suite 2600, Plano, TX 75093, ("ESPRE") and GreatTraX LLC a company duly organized and existing under the laws of Kansas, having its principal place of business at 4450 Gustafson Road, Wichita KS 67204 ("GreaTraX"). Both ESPRE and GreaTrax are hereinafter referred to as the "Joint Venturers".

WHEREAS ESPRE is engaged in the business of producing certain computer software programs and hardware; and

WHEREAS GreaTraX is engaged in the business of marketing broadband services to the wholesale and retail consumer market; and

NOW, THEREFORE, it is mutually agreed by and between the Joint Venturers as follows:

1.	NAME OF JOINT VENTURE.

The name of the Joint Venture shall be "StreamTraX Media Group, LLC" ('StreamTraX"). Upon execution of this Agreement, the Joint Venturers shall sign and cause to be filed and published in the state of Kansas a certificate of authority to do business or other appropriate similar document indicating that the Joint Venture will be conducting business under such name. Such a certificate or other document shall also be recorded by the Joint Venture, if required, under the laws of any other jurisdiction in which it plans to conduct business or own property as the Joint Venturers may determine, from time to time.

2.	PURPOSE OF JOINT VENTURE.
The Joint Venturers hereby enter into a joint venture (the "Joint Venture") for the term set forth herein for the purpose of jointly creating and developing enhanced, secure Internet video communications and content delivery products and services, which can then be marketed and sold both, jointly or severally by the Joint Venturers on a global basis. (The above referred to concept is hereinafter sometimes collectively referred to as the "Project" and the items which are produced are hereinafter sometimes collectively referred to as the “Property”).

3.	PRINCIPAL OFFICES OF THE JOINT VENTURE.
The location of the principal office of the Joint Venture shall be 4450 Gustafson Rd., Wichita, KS 67204, or shall be at such other place or places in the state of Kansas as the Joint Venturers shall from time to time designate.

4.	NAME AND DOMICLE OF EACH JOINT VENTURER.

The name and address of each of the Joint Venturers is as set out below:

GreaTraX, LLC	ESPRE Solutions, Inc.
4450 Gustafson Road	5700 W. Plano Parkway
Wichita, KS 67204	Suite 2600
Plano, TX 75093

5.	TERM OF JOINT VENTURE.

The term of the Joint Venture shall commence as of the date first above written, and unless terminated earlier in accordance with the provisions of this Agreement, shall continue for the longer of (i) the duration of any and all copyrights or patents owned by the Joint Venture in connection with the Property, (ii) the aggregate term of any and all agreements relating to the Property or (iii) upon termination as provided for in Section 20 below (the "'Term").

6.	DEFINITIONS.
6.1 Software. Unless otherwise noted, the term “Software” shall mean (i) the object code version of the computer programs listed on the price list attached hereto as Addendum B “Retail Price List” and (ii) the object code version of any updates, modifications or revisions to such computer programs.

6.2 Hardware. The term “Hardware” shall mean (i) any equipment manufactured by and/or for Joint Venture as listed on Addendum B, and (ii) any OEM, third party or private labeled equipment customized by and/or for Joint Venture which is designed, built or modified to contain any of the Software set forth in Section 6.1, above.

6.3 New Product. The term “New Product” shall mean any new Software, Hardware and/or Service which the Joint Venture may introduce for resale by Joint Venturers which is not currently produced or currently included in Addendum B.

6.4 Documentation. The term “Documentation” shall mean the users’ manuals and other documentation provided by Joint Venture for use with the Software and/or Hardware. Unless expressly excluded, the terms “Software” and “Hardware” as used herein shall include the applicable Documentation.

6.5 Products. The term “Products” shall mean any Software, Hardware, or Documentation as set forth in Sections 6.1, 6.2, 6.3 or 6.4.

6.6 Certified Sales & Service Personnel. The term “Certified StreamTraX Professional” shall mean any individual who has successfully completed the minimum sales, engineering and customer service/support training program provided by Joint venture at a location determined by Joint Venture and who has received an officially authenticated certificate from the Project recognizing such training program completion, unless such certification is waived by Joint Venturers in writing.

6.7 General Reseller. The term “General Reseller” shall mean any Reseller who, as an Independent Contractor, shall receive an appointment to represent StreamTraX for the purpose of marketing and sales of the Products to end users in the territory specified in their Reseller Agreement.

6.8 Master Reseller. The term “Master Reseller” shall mean any Reseller who is vested with the authority to appoint, hire or otherwise engage General Resellers in addition to such Master Reseller’s efforts. Said Independent Contractor shall be deemed a General Reseller of StreamTraX Products and shall therefore be required to execute a General Reseller Agreement prior to his/her appointment.

6.9 Corporate Reseller. The term “Corporate Reseller” shall mean any Reseller who is appointed with the authority to appoint, hire or otherwise engage Independent Contractors as Master Resellers or General Resellers to their own Corporate Reseller Agreement with StreamTraX, in addition to their own efforts, for the purpose of marketing, sales and distribution of StreamTraX Products. Said sub-dealer to the Corporate Reseller shall be deemed a direct Master Reseller or direct General Reseller of the Products as stipulated and set forth by the Corporate Reseller Agreement and shall therefore be required to execute the Master Reseller Agreement or General Reseller Agreement, respectively.

6.10 Addendum. The term Addendum means one of the following documents attached hereby and incorporated by reference into this Agreement for all purposes.

Addendum A - Products For Resale By Joint Venture
Addendum B - Retail Price List
Addendum C - Schedule of Protected Contacts

7.	TITLE TO THE PROPERTY.
Any and all Property and assets of the Joint Venture as well as all intangible rights, including, without limitation, all patents, copyrights, trade names and trademarks, in and to the Project, and all other forms of exploitation of the Property, and all ancillary, merchandising, music, video and book publishing rights, shall be owned and title shall be held in the name of the Joint Venture.

8.	MANAGEMENT AND JOINT VENTURER RESPONSIBILITIES.
The Joint Venturers shall have equal power, authority and control over all creative, business, financial and legal matters in connection with the Joint Venture and the development, packaging, production and exploitation of the Property, and all subsidiary and ancillary rights thereto and all exploitation thereof including, without limitation, decisions regarding the budget, and the consideration for any rights granted or services rendered hereunder by the Joint Venturers and others, and all decisions regarding the foregoing shall be made only by the unanimous agreement of the Joint Venturers.

9.	TIME COMMITMENT AND EXCLUSIVITY.
The Joint Venturers hereby agree that each Joint Venturer shall devote as much time as shall be reasonably necessary to fulfill in its duties and obligations in connection with the Joint Venture and their ability. The Joint Venturers and the time, skill and effort of their respective principals shall not be exclusive to the Joint Venture and each Joint Venturer may develop other properties and engage in other activities separate and apart from the Joint Venture and the other Joint Venturer.

10.	CAPITAL CONTRIBUTIONS.
10.1 The Joint Venturer ESPRE shall make no initial cash contribution to the Joint Venture. Its contribution to the Joint Venture shall consist of its assignment to the Joint Venture certain, specific rights to its proprietary intellectual properties and products as outlined in Section 11 of this agreement.

10.2 The Joint Venturer GreaTraX shall make a cash contribution of One Thousand Dollars ($1,000.00) to the Joint Venture upon signing this Agreement and shall bear all true costs to private labeling of the ESPRE technology into products and services, which can then be marketed by the Joint Venture or by GreaTraX and will bear all true costs to identify, research and develop new products and services to be marketed by the Joint Venture and both ESPRE and GreaTraX.

11.	SUPPLY AGREEMENT/INTELLECTUAL PROPERTY CONTRIBUTIONS.
11.1 Grant to Resale. Subject to the terms of this Agreement and the limitations set forth below, Joint Venturers hereby grant each other a non-transferable, non-exclusive right to market and distribute each other’s Products and Services in private labeled from and the Joint Venture hereby grants each Joint Venturer a non-transferable, non-exclusive right to market and distribute its Property with such Products, Services and Property set forth in Addendum A “Products for Resale by Joint Venture” and by this reference such exhibit is incorporated herein and made a part hereof. (The above referred to concept may hereinafter sometimes collectively be referred to the Joint Venturers as “Resellers”).

11.2 Territory. By virtue of this agreement, ESPRE, the Joint Venture and GreaTraX have the authority to resale each other’s Products and Services in a private labeled form on a global, world-wide basis unless otherwise noted and specifically restricted in other parts of this agreement

11.3 Title and Ownership. Joint Venturers hereby acknowledges that all right, title and interest in and to each other’s original Software, Hardware and Documentation which each bring to the Joint Venture shall at all times remain that of the originating party, including all rights in the nature of patent, copyright and other proprietary rights with respect to the Software, Hardware and Documentation. Neither Joint Venturer, nor the Project itself, shall have right, title or interest therein nor shall they have the authorization to grant any right or license with respect thereto except as expressly set forth herein.

11.4 Assignment of Interest. In furtherance of Section 11.3 above and notwithstanding Section 7, the Joint Venturers hereby assign, transfer and convey to the Joint Venture, all of their respective rights, title and interest including patents, copyrights and all extensions and renewals thereof, in and to (i) any certain original concept developed by the Joint Venture, and (ii) any customization of either Joint Venturer’s original source code, engineering drawings, schematics, Software, Hardware and Documentation by the Joint Venture into a new, unique Product or Service, which accompanies this Agreement as Addendum “A” and by this reference such exhibit is incorporated herein and made a part hereof.

11.5 No Copying, Reverse Engineering, Etc. The Joint Ventuerers agree that they will obtain or keep record of all copies and/or pieces of each other’s original Products and shall not copy or duplicate each other’s original products for any reason. The Joint Venturers are not permitted under any circumstances to use, market or distribute each other's original Products other than as provided herein. The Joint Venturers agree not to (i) disassemble, decompile or otherwise reverse engineer the Software, Hardware and/or Documentation or otherwise attempt to team the source code, structure, algorithms or ideas underlying each other's original Products, (ii) rent, lease or otherwise provide temporary access to each other's original Products, (iii) tape any action contrary to each other's end-user license agreements except as expressly and unambiguously allowed under this Agreement, (iv) copy, alter or modify each other's original Products, (v) attempt to disable any security devices or codes incorporated in each other's original Products, or (vi) allow others to do any of the foregoing. Notwithstanding anything in this Section 11.5 to the contrary, in the event of a breach of this Agreement by either Joint Venturer the terms of this Section 11.5 shall survive the expiration and/or termination of this Agreement.

11.6 The Joint Venturers agree to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority and not to export, or allow the export or re-export of any Software, Hardware, New Product and/or Documentation or any direct product thereof in violation of any such restrictions, laws or regulations.

11.7 Joint Venturers agree if either party is a contractor which will or may supply Software or Hardware to a unit or agency of the U.S. Government (whether such a transaction is permitted by, or takes place in violation of this Agreement), Joint Venturers acknowledge that (i) the Software and Hardware has been developed at private expense and is commercially available at published prices, (ii) all Software arid Hardware supplied to the Department of Defense ("DOD") is classified as "Commercial Computer Software" or "Commercial Off-The-Shelf Hardware”. and the U. S. Government acquires only "restricted rights" in the Software or Hardware as such rights are defined in clause 252.227-7013I(1)(ii) of the DFARS (or any successor regulations), (iii) all Software or Hardware supplied to any unit or agency of the U.S. Government other than the DOD, shall be governed by clause 52.227-19(c) of the FAR (or any successor regulations) or, in the case of NASA, in clause 48 CFR 1827.4105(a) (or any successor regulations) and, in any such case, the U.S. Government acquires only "restricted rights" in the Software or Hardware.

11.8 The Joint Venture may from time to time purchase non-competitive goods and services from other parties. The purchase of such goods and services will be agreed up by the Joint Venturers in writing.

12.	PRICES, REVENUE SHARE AND PAYMENT TERMS.

12.1 Prices. Attached hereto as Addendum B "Retail Price List' is the Joint Venture's products to be provided to each Joint Venturer and to various and sundry marketing channels for distribution hereunder if (i) a "'Special Case Basis" volume pricing is not applied, (ii) a revenue share model is not applied. Prices shall be subject to change by the Joint Venture from time to time by ninety (90) days prior notice to the Joint Venturers and to the marketing channels, provided, however, that no such price change shall affect orders accepted by Joint Venture prior to notifying Resellers of such price change.

12.2 Revenue Share. The Joint Venturers will share revenue on each sale of product which is marketing, sold or otherwise transferred to a distribution channel or end-user on the following basis: The Joint Venturer directly responsible for the initiation and completion of the sales effort sad who will be responsible for the ongoing tier-one support and service of the client will receive a seventy-five percent (75%) share of the gross revenues generated from the sale and the other Joint Venturer will receive the balance of twenty-five percent (25%) of the gross revenue from the sale.

12.3 Non-Recurring Engineering (NRE). Each Joint Venturer may request the other to develop or customize New Products or Services for the Project and each Joint Venturer will make best efforts to comply. In situations where a Joint Venturer agrees to develop said New Product as defined by the Project, the requesting Joint Venturer shall be assessed an NRE charge for such work. The NRE charge will be an aggregate total of cost plus 20% in the case of NRE charges under $100,000 and cost plus 15% in cases where the NRE charge exceeds $100,000. In either case the revenue share agreement allowed for in Section 122 above, shall be modified to give the Joint Venturer which was assessed the NRE charge the ability to take an override, preferential, first-place commission (the "NRE Override”) of ten percent (10%) of the gross revenue of ALL sales of said New Product or Service until such time the total NRE charge paid to the other Joint Venturer is completely recovered, at which time the NRE Override shall cease to exist for that specific New Product or Service and the provisions set forth in Section 12.2 shall be in effect without change.

12.4 Taxes. The prices set forth herein are exclusive of all government excise, sales, service, use, occupational, withholding, or like taxes and accordingly, are subject to an increase equal in amount to any tax each Joint Venturer may be required to collect or pay upon the licensing, delivery or installation of the Software, Hardware or Services marketed hereunder. A Reseller or entity within the sales and marketing channel may provide a tax exempt form showing its wholesaler status.

12.5 Terms of Payment_ Each Joint Venturer will be responsible for payment of all charges as reflected ors any invoice or billing statement sent to Reseller for Software, Hardware or New Product ordered by Reseller. Any dispute of invoices or billing statements must be made in good faith and in writing within thirty (30) days of the invoice date and shall include detailed documentation to establish the basis for any adjustment. Notification to either Joint Venturer of any contested or disputed amount must be in writing and sent to the address set forth above in Section 4 of this agreement.

Written notification must be accompanied with detailed written support and each Joint Venturer will promptly address and attempt to resolve the claim. All undisputed payments due to each Joint Venturer or to the Project hereunder, including but not limited to payments for Software, Hardware, New Product and Documentation, shall be paid in U.S. Dollars drawn on a U.S bank without deduction for taxes, the delivery costs or other charges of any nature whatsoever. For invoices relating to direct cost as stipulated in Section 12.4 above, such payments must be paid to the Joint Venturer within thirty (30) days after receipt of invoice. For revenue share, payments must be paid within ten (10) days after payment is received by Reseller.

12.6 Risk of Loss. All risk of loss or damage to Software, Hardware, New Product and/or Documentation after delivery F.O.B. Origin by either Joint Venturer or the Project to a carrier for shipment to Reseller shall be borne by Reseller.

12.7 Inspection. Software, Hardware, New Product and/or Documentation furnished by StreamTraX shall be deemed accepted when they conform to StreamTraX published specifications at the time of shipment to Reseller or its customer. Reseller, or its customer or designated agent, shall inspect all Software, Hardware, New Products and/or Documentation it receives immediately upon arrival at destination and shall, within ten (10) calendar days of arrival give written notice to the freight forwarder and StreamTraX of any claim for damages or shortages. Should Reseller fail to give such notice, or fail to obtain an extension from StreamTraX, StreamTraX may be unable to assist Reseller in its claims for damages or shortages.

13.	ALLOCATION OF PROFITS, LOSSES AND TAXES.

13.1 The net profits or net losses of the Joint Venture shall be allocated, credited or charged, as the case may be, to the Joint Venturers in equal shares of fifty percent (50%) each. The terms "net profits" and "net losses," as used in this Agreement shall be defined as gross receipts received by the Joint Venture from any and all sources in connection with the Property and all uses thereof and ancillary rights thereto, less the aggregate of all costs, charges, fees and expenses of the Joint Venture including, without limitation, third party gross of net profit participations. For purposes of computing the Joint Venture's net profits and net losses, only the costs and expenses approved by both of the Joint Venturers and incurred by either Joint Venturer directly on behalf of the Property or the Joint Venture shall be a charge against and shall reduce the gross receipts of the Joint Venture in calculating the Joint Venturer’s net profits or net losses.

13.2 Any and all tax credits and/or deductions to which the Joint Venture shall become entitled shall be allocated equally between the Joint Venturers in shares of fifty, percent (50%) each.

14.	BOOKS, RECORDS AND BANK ACCOUNTS.

14.1 The Joint Venture shall at all times throughout its existence, keep or cause to be kept, at the principal place of business of the Joint Venture or at such other place as the Joint Venture may determine, books and accounting records for the business and operations of the Joint Venture. Such books shall be open to inspection by the Joint Venturers, or their authorized representatives, during reasonable working hours. The accounting for Joint Venture purposes, including the determination of the Joint Venture's net profits and net losses shall be in accordance with generally accepted accounting principles consistently applied. The Joint Venture shall engage the services of a Certified Public Accountant who shall be selected with the mutual approval of both Joint Venturers.

14.2 There shall be maintained for each Joint Venturer a capital account and an income account. Each Joint Ventures s distributive share of profits and losses, and monthly and end-of-year withdrawals not previously posted shall be credited or debited to the respective Joint Venturer's income account as of the close of the calendar year. Thereafter, any debit or credit balance remaining in the income account of a Joint Venturer shall be debited, or credited, as the case may be, to its respective capital account.

14.3 The Joint Venture shall be on a calendar year basis for accounting purposes (the Joint Venture's "Fiscal Year'). As soon after the close of each Fiscal Year as is reasonably practicable, a full and accurate accounting shall be made of the financial affairs of the Joint Venture as of the close of each such Fiscal Year. When such accounting and accounting statement is made and provided to the Joint Venturers, the net profit or the net loss sustained by the Joint Venture during such Fiscal Year shall be ascertained and credited or charged, as the case may be, in the books of account of the Joint Venture in the proportions hereinabove specified.

14.4 From time to time, but no less than annually, the Joint Venture shall make distributions from the capital of the Joint Venture which shall be in excess of the reasonable needs of the Joint Venture for working capital and reserves as mutually determined by the Joint Venturers in accordance with Section 21 herein, provided, however, that so long as any Joint Venturer has any indebtedness or other outstanding obligations to the Joint Venture, any distribution that would otherwise be made shall first be applied toward any such indebtedness or other obligations.

14.5 All funds of the Joint Venture shall be deposited into any account or accounts in the name of the Joint Venture at such bank or banks as may from time to time be selected by the Joint Venture. A11 withdrawals from any such account or accounts shall be made by check or other written instrument which shall require the signature of a representative of each Joint Venturer.

15.	CONTRACTS AND AGREEMENTS.
15.1 All contracts or agreements to be entered into by, on behalf of, or for the benefit of the Joint Venture must be signed by each of the Joint Venturers hereto, it being understood that no Joint Venturer shall have the right to bind the Joint Venture with respect to the Property without the express written consent of the other Joint Venturers. If any contract or agreement is entered into by a Joint Venturer without the express written consent of the other Joint Venturer, the Joint Venturer purporting to enter into such unauthorized contract or agreement on behalf of the Joint Venture shall indemnify and hold harmless the non-contracting Joint Venturer from all claims, liabilities, damages and costs (including attorneys’ fees and court costs) arising out of or pertaining to such unauthorized contract or agreement.

15.2 The proceeds of any contracts entered into by either Joint Venturer hereto for the personal services of a principal of such Joint Venturer must be completely separate from the Joint Venture and in no way be a conflict with the Joint Venture-

16.	ORDERS AND DELIVERY.
16.1 Orders and Shipment. The Project or ether Joint Venturer shall place orders for products with each other on their standard order form setting forth the name and address of each Customer. No order shall be binding unless acknowledged and accepted in writing by the receiving party. Each Joint Venturer shall confirm its acceptance or rejection of an order within five (5) days after its actual receipt of such order. The terms and conditions of this Agreement, as set forth herein, shall prevail over any inconsistent or additional terms set forth in Reseller's order.

16.2 Forecasts. Joint Venturers shall work closely with each other to maintain a working environment that will attempt on a quarterly, non-binding, good faith basis to forecast their anticipated requirements and shipping and delivery dates for the three (3) month periods following such forecasts- Each Joint Venturer shall also provide each other backorder and inventory, which are customary for each to dispense to its vendors.

16.3 Deliverv. Each Joint Venturer shall use reasonable commercial efforts to have the products delivered in the quantity and by the desired delivery date set forth in any accepted order.

17.	QUALITY ASSURANCE.
17.1 The Joint Venture agrees to use its best efforts to support (including installation, training and other support) the Software and Hardware on a continuing basis to the satisfaction of each Joint Venturer and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.

17.2 Each Joint Venturer agrees to keep each other informed as to any problems encountered with the Software Hardware and/or New Products and any resolutions arrived at for those problems, and to communicate promptly to each other any and all modifications, design changes or improvements of the Software, Hardware and/or New Product suggested by any customer, employee or agent. Each Joint Venturer further agrees that, subject to the terms set forth in Sections 7, 11.3 and 11.4, the owner of the intellectual property for said Product being improved, changed or modified shall have any and all right, title and interest in and to any such suggested modifications, design changes or improvements of the Software, Hardware and/or New Product without the payment of any additional consideration therefore either to Reseller, or its employs, agents or customers.

17.3 Each Joint Venturer agrees not to advertise, promote or take other action or use any medium of advertising or promotion with respect to Software, Hardware, and/or New Product that is not directed primarily to the Territory without the prior written approval of contributing Joint Venturer, which such approval shall not be unreasonably withheld. It is understood that this Section 17.3 shall not apply to customers of Project or either Joint Venturer.

17.4 Each Joint Venturer shall assure that each copy of the Software, Hardware and/or New Product distributed by or through the Joint Venture to Customers shall include all components of the Software, Hardware and/or New Product as prepackaged by contributing Joint Venturer or by the Project itself; such components shall include, without limitation, disks or other media bearing labels, each Joint Venturer's end user manuals and documentation.

17.5 Each Joint Venturer agrees to keep for two (?) years after termination of this Agreement records of all Software. Hardware and/or New Product sales and Customers sufficient to adequately administer a recall of any Software, Hardware and/or New Product and to fully cooperate in any decision by the Joint Venture or either Joint Venturer, individually, to recall, retrieve and/or replace any Software, Hardware and/or New Product.

17.6 Each Joint Venturer agrees to promptly notify each other of any infringement of any copyrights, Trademarks (as defined in Section 26) or other proprietary rights relating to the Software, Hardware and/or New Product. Either Joint Venturer may, in its sole discretion, take or not take whatever action it believes is appropriate in connection with any such infringement. If either Joint Venturer elects to take action, each Joint Venturer agrees to fully cooperate in connection therewith. If a Joint Venturer initiates and prosecutes any action under this Section 17.6, all legal expenses (including court costs and attorneys’ fees) shall be for initiating party’s account and said initiating party shall be entitled to all amounts awarded by way of judgment, settlement or compromise.

17.7 Each Joint Venturer agrees to ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct, including, without limitation, those applicable to product claims, labeling, approvals, registrations and notifications, and also to obtain each other's prior written consent to claims, labels, instructions, packaging or the like, which consent shall not be unreasonably withheld.

17.8 Each Joint Venturer agrees to keep and maintain sufficient numbers of trained customer service representatives to adequately manage StreamTraX's products as they are presented in combination with each other's products or services for purposes of customer service, and for a professional working environment between the technical staffs of each Joint Venturer and the Project.

18	WARRANTIES.

18.1	Each Joint Venturer hereby warrants and represents to the other that it:

a.)	Has the right and capacity to enter into this Agreement;

b.)	Shall not encumber or sell any property, assets or intangible rights of the Joint Venture without the written consent of the other Joint Venturer,

c.)
Shall not assign, transfer, mortgage, hypothecate, encumber or otherwise dispose its interest in the Joint Venture in whole or in part to any individual, corporation or other entity without the written consent of the other Joint Venturer,

d.)	Shall not loan any funds or extend the credit of the Joint Venture to any person or entity without the written consent of the other Joint Venturer;

e.)	Shall not incur any cost, expense, liability or obligation in the name or on the credit of the Joint Venture without the written consent of the other Joint Venturer.

18.2 Limited Warrantv of Performance. Each Joint Venturer warrants to other that each copy of the Software or piece of Hardware will, under normal use, conform to the limited warranty contained in Joint Ventu'er's then-current form of Software or Hardware License Agreement applicable to such Software or Hardware during the warranty period set forth in such Agreement (the "Warranty Period"). The foregoing warranty will apply only to the most current version of the Software or Hardware issued by the Joint Venturer from time to time. Each Joint Venturer assumes no responsibility for claims resulting from the distribution of superseded, outdated, or uncorrected versions of the Software or Hardware. In the event either Joint Venturer grants a warranty to any Customer exceeding the foregoing limited warranty (the “Excess Warranty''), the granting Joint Venturer shall indemnify the other Joint Venturer and hold the other Joint Venturer harmless from and against any judgment, damage, liability, or expenses, including reasonable attorney’s fees, arising out of any claim with respect to the breach or alleged breach of such Excess Warranty by the ranting Joint Venturer.

18.3 Exclusive Remedy. If a Customer contacts either Joint Venturer during the Warranty Period claiming a breach of the warranty provided in the then-current Software or Hardware License Agreement provided by Reseller to that Customer, the Joint Venturer will use reasonable efforts to resolve the claim directly with such Customer by correcting or replacing such Software or Hardware. If a Customer contacts Reseller during the Warranty Period claiming any such breach of warranty, Reseller shall promptly refer the matter to the manufacturing Joint Venturer. If the Joint Venturer is unable to correct or replace any nonconforming Software or Hardware, it will so notify the Customer, and Reseller agrees to accept for a full refund any such defective Software or Hardware that the Joint Venturer has been unable to correct or replace. In such event, the Joint Venturer shall refund to Reseller any amounts paid by the Reseller to the Joint Venture for the nonconforming Software or Hardware. Reseller's sole and exclusive remedy in the event of any such claim, if verified, is expressly limited to (i) the correction or replacement of such defective Software, Hardware and/or Documentation by Joint Venturer at its election and sole expense; or (ii) the refund to Reseller of the amounts paid to the Joint Venture for such software.

18.4 Disclaimer. No representation or other affirmation of fact not set forth herein, including but not limited to statements regarding capacity, suitability for use, or performance of the Software or Hardware, shall be or be deemed to be a warranty or representation by the Joint Venturers for any purpose, nor give rise to any liability or obligation of the Joint Venturers whatsoever. Except as specifically provided in this agreement, there are no other warranties express or implied including but not limited to any implied warranties of merchantability, fitness for a particular purpose or non-infringement.

18.5 Survival. The provisions of this Section 18 shall survive the expiration and/or termination of this Agreement.

19.	INDENIIIFICATION.
Each Joint Venturer hereby agrees to mutually indemnify, defend and hold harmless each others affiliates, officers, directors and employees from and against any liability, loss, damage, cost and expense (including attorneys' fees and cost of litigation) arising out of or in connection with any claim or action which any person or entity may file or threaten to file against the Parties or its officers, directors, employees or agents relating to the acts of omissions of the Parties under this Agreement or the provision of Services hereunder. The indemnification provided herein shall survive the termination of this Agreement and the termination of any services provided pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the officers, directors, employees and agents of the Parties shall have no liability to the other, under this Agreement or in conjunction with the Services to be provided hereunder.

20.	DISSOLUTION AND TERMINATION.
20.1 The Joint Venture shall be dissolved and terminated and its business wound up upon the first to occur of the following:

a.) The expiration of the term referred to in Section 5 above;
b.) The mutual agreement of the Joint Venturers;
c.) The operation of law; or
d.) A material breach of this Agreement by either Joint Venturer, if such breach is not cured within ten (10) days after written notice thereof has been prolvzded to the breaching Joint
Venturer by the non-defaulting Joint Venturer. Only the non-defaulting Joint Venturer shall have the right to terminate the Joint Venture pursuant to this paragraph. Such termination shall not release the defaulting Joint Venturer from any obligations or liabilities to the other Joint
Venturer, whether pursuant to the provisions of this Agreement or at law or in equity.

20.2 Upon termination of the Joint Venture, the business of the Joint Venture shall be closed out and assets and properties of the Joint Venture shall be liquidated. Upon the happening of any one of the events of dissolution mentioned above, the Joint Venture shall engage in no further business, other than that necessary to protect the assets of the Joint Venture, close out its business and distribute its assets as provided for herein.

21.	DISTRIBUTIONS.
21.1 Distributions Other than Upon Liquidation. Distributions of available cash shall be made at such tithes and in such amounts as in the discretion of the Joint Venturers, the business, the affairs and the financial circumstances of the Joint Venture permit.

21.2 Distributions of Assets on Dissolution and Liquidation. Upon dissolution and liquidation of the Joint Venture, the assets of the Joint Venture shall be liquidated in an orderly manner (subject, however, to the terms of Section 21.4, hereof), with a view toward maximizing the proceeds from such liquidation, and the proceeds thereof shall be distributed in the following order of priority

a.) The expenses of liquidation and the debts of the Joint Venture, other than debts owing  to the Joint Venturers, shall be paid;
b.) Debts owing to the Joint Venturers, if any, shall be paid;
c.) Distributions shall be made to the Joint Venturers of amounts equal to their respective capital  account balances, if any, which shall be made in the ratio of their respective capital account balances;
d.) Any funds remaining after the amounts described in the foregoing Sections 21.2 (a.),
(b.) and (c.) have been paid shall be distributed to the Joint Venturers in the proportion in which the Joint Venturers share the net profits of the Joint Venture at the time of such distribution.

21.3 If the Joint Venturers have not sold the assets of the Joint Venture, except as otherwise provided in Section 21.4 hereof, within two (2) years following dissolution, then there shall be distributed to the Joint Venturers as tenants in common, subject to the foregoing Sections 21.2. (a.), (b.), (c.) and (d.) of this Section 21, undivided interests in the assets of the Joint Venture, as valued and constituted on that date.

21.4 Tenants In Common. If all of the rights in the Property have not been disposed of by the Joint Venture prior to such dissolution, the Joint Venturers hereby agree that upon dissolution of the Joint Venture any and all patents, copyrights and other intellectual property held by the Joint Venture shall be promptly transferred to and belong, in shares of fifty percent (50%) to each Joint Venturer respectively, as tenants in common, and in furtherance thereof the Joint Venturers agree to promptly execute all necessary and proper assignments and/or other documents to effectuate such transfers.

22.	GAIN OR LOSS DURING DISSOLUTION.
Any gain or loss arising out of the disposition of assets of the Joint Venture during the course of dissolution shall be borne by the Joint Venturers in the sane proportion as such gain or loss was shared by the Joint Venturers pursuant to this Agreement immediately prior to dissolution.

23.	BUSINESS OPPORTUNITTIES AND CONFLICTS OF INTEREST.
23.1 Either of the Joint Venturers may engage in or possess an interest in any other business venture of every kind, nature and description, including ventures or enterprises which may compete with the Joint Venture, and neither the Joint Venture nor either of its Joint Venturers shall have any rights in and to said business ventures, or to the income or profits derived there from-

23.2 No Joint Venturer shall be obligated to offer any investment or business opportunities to the other Joint Venturer or to the Joint Venture. Any Joint Venturer may invest or otherwise participate in such opportunities without notice to the Joint Venture or to the other Joint Venturer, without affording the Joint Venture or the other Joint Venturer any opportunity of participating in such business opportunity and without any liability whatsoever to the Joint Venture or to the other Joint Venturer. Each Joint Venturer hereby waives any right it may have against the other Joint Venturer for capitalizing on information learned as a consequence of its connection with the affairs of the Joint Venture.

23.3 Protected Contacts. Each Joint Venturer shall provide to Project a mutually agreed upon list of individuals and business entities (the "Contacts"), which shall be included in this Agreement as Addendum C "Schedule of Protected Contacts" to which each Joint Venturer, in their Corporate Reseller status and relationship with the Project, is entitled to receive compensation as referenced in Section 12.2 above. This list shall be comprised of but not limited to the following information: Business Name, Contact Person, :Address, Phone Number and Joint Venture Product and/or Service, which Reseller is representing to said Contact. This list shall be updated on a quarterly basis and the Reseller shall be granted an exclusive right to represent StreamTraX's Products and/or Services to said Contacts for a period equal to the term of this agreement with the exception of the following: If a Contact does not contract or start negotiations of a contract with the Joint Venture within a period of one hundred and eighty (180) days from the time said Contact is listed on Addendum C referenced above, then the Joint Venturers shall have the right to, but not necessarily the obligation to declare themselves free from any requirement of exclusivity or protected contact status as set forth above. Each Joint Venturer further warrants and agrees to (i) not to circumvent or attempt to circumvent or permit another, directly or indirectly, to circumvent the proprietary rights or contacts of each other in their relationship with the Contacts listed on Addendum C, (ii) not to use any proprietary information disclosed by each other or the Contact listed on Addendum C for anything except the intended purpose, nor to use such proprietary information for independent development, nor to use it directly or indirectly with any third party or parties, all of which non-circumvention obligations shall survive for the term of this Agreement or for two (2) years thereafter if the agreement is terminated by either Joint Venturer for any cause other than criminal, ethical or misrepresentation reasons.

24.	MARKETING AND ADVERTISTNG.
24.1 Reseller's Undertaking- Each Joint Venturer, as a Reseller, shall exert its best efforts to promote and market the products in the Territory and to develop a market demand for the same in the Territory. The Joint Venturers shall advertise the products throughout the Territory in appropriate advertising media and in a manner insuring proper and adequate publicity for the products. Each Joint Venturer represents that all advertising and marketing materials relating to the products of the Joint Venture or of each other shall be accurate in all respects. Each Joint Venturer shall maintain a well -staffed marketing organization which can be appropriately utilized for the promotion of the products in the Territory- Each Joint Venturer agrees to participate in fairs and Exhibitions to market the products in the Territory. Each Joint Venturer agrees to maintain such numbers of trained personnel in the other's products and the Products and Services of the Joint Venture as to adequately facilitate sales and marketing efforts relative to those products. Such personnel at each Joint Venturer's expense are invited to attend each other's training sessions to be established and reasonably published prior to such sessions.

24.2 Use of Sub Dealers. Other than the Joint Venturer's Wholesale customers. Each Joint Venturer shall not appoint, hire or otherwise engage sub dealers as set forth in Sections 6. (7), (8),(9) to market or distribute the Joint Venture's Software, Hardware or New Products without the express written consent of each Joint Venturer and such approval shall not be unreasonably withheld.

24.3 Promotional Materials. The Joint Venturers agree to provide each other, at no cost to the other, such promotional materials for the Software and/or Hardware in camera ready or electronic format as each Joint Venturer generally makes available to its resellers, including technical specifications, prices, drawings, and each Joint Venturer may reproduce such materials as reasonably required in connection with its promotional, advertising and/or marketing activities, provided that all copyright, trademark and other property markings are reproduced. Each Joint Venturer may also purchase hard copies of such materials at each Joint Venturer's published prices. Such materials, including all copies and reproductions made by each Joint Venturer, remain the property of the other Joint Venturer and, except insofar as they are distributed by each Joint Venturer in the course of its performance of its duties under this Agreement, must be promptly returned to the Joint Venturer upon the expiration or termination of this Agreement.

24.4 Distribution of Software in Each Joint Venturer's Packaging. If applicable, each Joint Venturer hereby agrees to advertise, market, sell and distribute the Software and/or Hardware solely in the packaging provided by each Joint Venturer in that Joint Venturer's sole discretion. In its distribution efforts, each Joint Venturer will use the then current names, marks and designations used by each Joint Venturer for the Software or Hardware (`'Trademarks") but will not represent or imply that it is the other Joint Venturer or is a par: of the other Joint Venturer, provided that all advertisements and promotional materials, packaging and anything else bearing a Trademark shall identify each Joint Venturer as the Trademark owner and Software or Hardware manufacturer, further provided that any use of the Trademarks shall be governed by Section 26.3.

25.	MAINTENANCE AND OTHER SUPPORT.
Each Joint Venturers agree to make available to each other and Customers second tier support and maintenance. Each Joint Venturer will provide the training needed to each other and to the Joint Venture so they may provide tier one support.

26.	PROTECTION OF PROPRIETARY RIGHTS.
26.1 Acknowledgement of Proprietary Materials. Each Joint Venturer hereby acknowledges that the Software, Hardware and Documentation offered for resale by the other Joint Venturer are protected by the patent and copyright laws of the United States and other countries and that the Software, Hardware and Documentation embody valuable confidential and trade secret information of that Joint Venturer, the development of which required the expenditure of considerable time and money by the Joint Venturer. Each Joint Venturer hereby agrees to hold the Software, Hardware and Documentation, together with any other confidential information and data made available to it or the Project by each Joint Venturer, in confidence and agrees not to use, copy, or disclose, nor permit any of its personnel to use, copy, or disclose the same for any purpose that is not specifically authorized herein. For the purposes of this Section 26.1, the terms and conditions of this Agreement are confidential information of each of the Joint Venturers.

26.2 Proprietary Markings. Each Joint Venturer hereby agrees to ensure that all copyright. trademark and other proprietary notices of the Joint Venture or of each other affixed to or displayed on the Software, Hardware, New Product and Documentation will not be removed or modified.

26.3 Trademarks.
(a.) Acknowledgement of Rights in Trademarks. Each Joint Venturer acknowledges that the Joint Venture and each Joint Venturer individually are the owner of all right, title and interest in and to their Trademarks, together with any new or revised names, designs or designations which each may adopt to identify it or any Software and/or Hardware during the Term, and each Joint Venturer agrees not to adopt or use any of the Trademarks in any manner whatsoever except as expressly provided in this Agreement.

(b.) License to use Trademarks. The Joint Venture and each Joint Venturer hereby grant to each other a license during the Term to use the Trademarks in the Territory, provided that they are used solely in connection with the marketing, and distribution of the Software, Hardware and/or New Product and in accordance with each Joint Ventu'er's specifications as to style, color and typeface and such use shall be subject to prior written approval of the Joint Venture or each Joint Venturer, which approval shall not be unreasonably withheld, and, provided further, that no other right to use any name or designation is granted by this Agreement. Upon expiration or termination of this Agreement, each Joint Venturer will take all action necessary to transfer and assign to the parent Joint Venturer, or its nominee, any right, title or interest in or to any of the Trademarks, and the goodwill related thereto, which Joint Venturer may have acquired in any manner as a result of the marketing and distribution of Software or Hardware under this Agreement and each Joint Venturer shall cease to use any Trademark of other Joint Venturer. Each Joint Venturer hereby agrees to notify each other immediately upon Joint Venturer having knowledge of any infringement or potential infringement of any Trademark in the Territory.

(c.) Registration. Each Joint Venturer agrees not to apply for registration of any Trademarks in the Territory for like or similar Products or for any mark confusingly similar thereto unless agreed upon by each Joint Venturer- Each Joint Venturer may elect to apply for registration of one or more of the Trademarks in the Territory at its expense, and, in such event, the Joint Venturer shall so notify the other and each Joint Venturer shall assist and cooperate with each other in connection therewith. Reseller also agrees not to use or contest, during or after the term of this Agreement, any Trademark, name, mark or designation used by the Joint Venturer anywhere in the world (or any name, mark or designation similar thereto). Each Joint Venturer acknowledges and agrees that all use of the Trademarks by each other shall inure to the benefit of the parent or owner Joint Venture.

26.4 Survival. The provisions of this Section 26 shall survive the expiration and/or termination of this Agreement.

27.	LIMITATION OF LIABILITY; INJUNCTIVE RELIEF.
27.1 No Consequential Damages; Limitation of Liability. In no event shall either Joint Venturer be liable with respect to any subject matter of this Agreement for loss of profits or incidental, indirect, special, consequential or other similar damages under any contract, negligence, strict liability or other legal or equitable theory. Except as provided in Section 28 below, the liability of each Joint Venturer for any claim arising out of or in connection with this Agreement shall not exceed the amount paid to each Joint V enturer by the Project or fine other Joint Venturer with respect to the specific items of Software or Hardware giving rise to such claim.

27.2 Injunctive Relief. Each Joint Venturer acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or confidential information of the Joint Venture or the other Joint Venture will cause the Project or the individual Joint Venturer irreparable injury for which there are inadequate remedies at law, and therefore each Joint Venturer will be entitled to injunctive relief in addition to all other remedies provided by this Agreement or available at law.

27.3 Survival. The provisions of this Section 27 shall survive the expiration and/or termination of this Agreement.

28.	DEFENSE OF INTELLECTUAL PROPERTY CLAIMS.
If notified promptly in writing of any action (and all prior claims relating to such action) against a Joint Venturer based on a claim that the Joint Venturer's distribution and/or use of the Software or Hardware infringes a United States patent, copyright or other U.S. intellectual property right, and if given access by Joint Venturer to any information Joint Venturer has regarding such alleged infringement, each Joint Venturer agrees to defend the other in such action at its expense and will pay any costs or damages finally awarded against the Joint Venturer in any such action, provided each Joint Venturer shall have had sole control of the defense of any such action and all negotiations for its settlement or compromise. In the event that a final injunction shall be obtained against the Joint Venturers distribution and/or use of the Software or Hardware, or any part thereof, by reason of infringement of a United States patent or other United States intellectual property right, each Joint Venturer will, at its option and at its expense, either procure for the other the right to continue using the Software or Hardware, modify the same so it becomes non-infringing or grant the Joint Venturer a credit for such Software or Hardware and accept its return. Each Joint Venturer shall not have any liability to each other under any provision of this clause if any infringement, or claim thereof, occurs outside of the United States or is based upon: (i) the use of the Software or Hardware in combination with other computer hardware or software programs which are not made by the Joint Venturer or (ii) the Software or Hardware has been modified by other Joint Venturer without authorization. Each Joint Venturer shall indemnify the other and hold it harmless against any expense, judgment or loss for infringement of any patent or other intellectual property right which results from the exceptions set forth in the immediately preceding sentence of this Section 28. No costs or expenses shall be incurred for the account of each Joint Venturer without the written consent of that Joint Venturer. The foregoing states the entire liability of each Joint Venturer with respect to infringement of patents or other intellectual property right by the Software, Hardware or any part thereof, or by its operation.

29.	REPORTS AND RECORDS.
Records. Each Joint Venturer agrees to maintain copies of all documentation relating to the distribution of Software or Hardware under this Agreement. If requested in writing by each other, each Joint Venturer shall permit the other to have access to such documentation at Joint Ventu'er's place of business during ordinary business hours.

30.	RELATIONSHIP OF PARTIES.
 Independent Contractor Status. Nothing contained in this Agreement shall be construed to constitute each Joint Venturer as a partner, employee or agent of each other, nor shall each Joint Venturer hold himself out as such except as set forth herein this Agreement as Joint Venturers in this Project. Each Joint Venturer has no right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of each other, it being intended by both Joint Venturers that each shall remain an independent contractor responsible for its own actions. Each Joint Venturer agrees to indemnify and hold the other harmless from and against any damage or expenses, including reasonable attorney's fees, arising out of a breach of the provisions of this Section 30.

30.	MISCELLANEOUS.
30.1 Force Majeure. If the performance of any obligation (other than for payment) under this Agreement is prevented, restricted or interfered with by reason of war, revolution. civil commotion, acts of public enemies, blockade, embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this Section 30.1, which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving prior written notice to the other party, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

30.2 Insolvencv or Sale of Business Entity. Product or Service. Concurrent with this Agreement, the Joint Venturers shall severally and jointly agree that if either Joint Venturer shall become insolvent or shall enter into an agreement to liquidate assets or shall exercise any form of exit strategy whereby the full right, control and use of any, or all products or services contributed to the Joint Venture shall change, then at such time one original code copy of the Software and Hardware specifications, plans, and agreements shall become the property of the Joint Venture without limitation to continue to enjoy the sole and exclusive rights thereto as specified in Section I l hereof.

30.3 Applicable Law. Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of the State of Kansas and the United States without regard to the United Nations Convention on Contracts for the International Sale of Goods.

30.4 Arbitration. All disputes arising in connection with this Agreement shall be finally settled by arbitration before the American Arbitration Association in accordance with its then-effective Commercial Dispute Resolution rules, before one (1) arbitrator appointed in accordance with said rules. The place of arbitration shall be the County of Sedgwick, m the State of Kansas. The arbitrator shall determine the matters in dispute in accordance with the laws of Kansas pursuant to Section 30.3 of this Agreement. Notwithstanding the above, each Joint Venturer has the right to bring suit in a court of competent jurisdiction against each other for (i) any breach of the Joint Venturer's duties of confidentiality pursuant to Section 26 of this Agreement, and (ii) any infringement by each Joint Venturer of the other's proprietary rights; and each Joint Venturer hereby agrees that all such suits may in the suing Joint Venturer's sole discretion be initiated in a state or federal court located in the State of Kansas and, accordingly, irrevocably consents to the jurisdiction and to the service of process, pleadings and notices in connection with any and all actions and processes initiated in the state or federal court located in Kansas. This provision shall survive the expiration and/or termination of this Agreement.

30.5 Statute of Limitations. Any action by either Joint Venturer for breach of these terms and conditions must be commenced within one (1) year after the cause of action has accrued.

30.6 Partial Illegality. If any provision of this Agreement or the application thereof to any party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the parties shall use their best efforts to replace the invalid or unenforceable provisions by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either party from the terms and provisions of this Agreement in order to comply with applicable laws, rules or regulations shall not be considered a breach of this Agreement.

30.7 Waiver of Compliance. Any failure by each Joint Venturer hereto to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every item and condition of this Agreement-8 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may he designated by the parties in writing from time to time in accordance with this Section 30.8, by registered or certified air mail, postage prepaid, or by express courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or express courier service in accordance with this Section 30.8.

To ESPRE:	5700 West Piano Parkway
Suite 2600
Plano, TX 75093
Attention: Bob Loan

With copyto: File

To Reseller.	4450 Gustafson Rd
Wichita KS 67204
Attention: Gary Carty

All notices shall be deemed received (i) if liven by hand, immediately, (ii) if liven by air mail, five (5) business days after posting, (iii) if given by express courier service, three (3) business days after delivery to courier service, or (iv) if given by telefax, upon receipt thereof by the recipient's telefax machine as indicated either in the sender's identification line produced by the recipient's telefax machine or in the sender's transmission confirmation report as produced electronically by the sender's telefax machine.

30.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties have caused this Agreement to be executed by their respective duty authorized representative as of the Effective Date.

30.10 Remedies. The remedies provided for herein or otherwise available to the Joint Venturers shall be cumulative and no one such remedy shall be exclusive of any other and the exercise of any one shall not preclude the exercise or be deemed a waiver of any other remedy nor shall the specification of any remedy exclude or be deemed to be a waiver of any right or remedy at law or in equity which may be available to a Joint Venturer including any rights to damages or injunctive relief.

30.11 Consents. Any and all consents and agreements provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Joint Venture.

30.12 Written Amendment. This Agreement may not be amended or changed except by a written instrument duly executed by each of the Joint Venturers.

30.13 Additional Documents. Each Joint Venturer shall execute and deliver any and all additional papers, documents and other instruments and shall do any and all further acts and things reasonably necessary in connection with the performance of its obligations hereunder to carry out the intent of the Joint Venture.

30.14 Entire Agreement. This Joint Venture Agreement and its associated Reseller provisions between ESPRE and GreaTraX constitutes the entire agreement between the parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner except by instruments signed by duly authorized officers or representatives of each of the parties hereto. No course of prior dealing between the parties and no usage of the trade shall be relevant to supplement or explain any term used herein. Acceptance or acquiescence in a course of performance rendered hereunder shall not be relevant to determine the meaning of these terms and conditions even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection.

IN WITNESS WHEREOF, this Agreement is executed as of the date and year first above written.

ESPRE Solutions, Inc.	GreaTraX, LLC

/s/ Peter Ianace	Authorized Signature
Authorized Signature

Peter Ianace
Printed Name	Printed Name

5/17/05
Date	Date

Addendum A
Products for Resale by Joint Venture

ESPRE Solutions Inc. Products

eViewMail eViewMail is a is a total email marketing system. With eViewMail a customer will be able to record a professional quality video email message while online or upload pre-recorded videos and encode the messages in the exclusive eViewMail format. ESPRE Solutions provides a total turnkey solution including hosting, video services and private labeling options.

eViewStream eViewStream is wavelet based video encoding technology that delivers unsurpassed video streaming quality over the internet even at low bandwidths.

eViewLink eViewLink is a wireless, portable, hands free video conferencing system that puts the power of expert assistance, command and control and job monitoring into a PDA. The system was designed to communicate over a WiFi (802.11 b) network to anywhere in the word an expert resides. All the expert needs is an internet connection and they cast see, hear and obtain telemetry information from anywhere the portable is activated.

eViewChat eViewChat is a Multipoint (PC to PC) Video Conferencing system designed to work without the add of a conference bridge and can handle up to eight simultaneous video conference calls right from the desktop. eViewChat is standards compliant and supports a wide range of image sizes, frame rates and bit rates to optimizes conferencing bandwidth requirements.

GreaTraX LLC Products

TBD

Addendum B
Retail Price Lists

To be filled in at a later time.

Addendum C
Schedule of Protected Contacts

To be filled in at a later time.